Exhibit 99.1

Utah Public Service Commission Approves Wexpro II
SALT LAKE CITY--(BUSINESS WIRE)-- The Utah Public Service Commission has approved Wexpro II, a new agreement that substantially duplicates a unique natural gas-production model that has benefited Questar Gas customers and Questar shareholders for more than three decades.
"We're very pleased the forward-looking Utah PSC is allowing us an opportunity to replicate the long-term success of the Wexpro Agreement," said Ron Jibson, chairman, president and CEO of Questar Corporation (NYSE:STR). "Since its 1981 creation, the Wexpro Agreement has saved Questar Gas customers more than $1.3 billion and produced an average return on investment of more than 20 percent for our shareholders. This win-win model is unique in our industry, and we're confident we can perpetuate this success by adding new properties to a new agreement."
The new agreement, dubbed Wexpro II, is similar to the original 1981 Wexpro Agreement. That 1981 agreement is a major reason Questar Gas's residential natural gas rates are among the nation's lowest. It governs a contractually dedicated gas supply produced by Questar subsidiary Wexpro Company. Under the terms of the 1981 agreement, Wexpro Company produces and delivers natural gas to Questar Gas at its cost of production. In return, Wexpro Company earns a contractual return on capital invested in successful development wells. Wexpro Company's economic model is similar to a regulated utility.
"The original Wexpro Agreement governs production from certain properties that Questar owned in the '80s," Jibson explained. "In recent years, more than half of Questar Gas's supply has been produced from these properties. Even though technology has extended the life of those original properties beyond expectations, it makes sense to evaluate new properties that could potentially be added under a new agreement for the long-term benefit of our customers and shareholders."
Wexpro Company's technical staff is evaluating properties that regulators could consider for inclusion in this new opportunity to duplicate Wexpro's proven success.
Questar Gas also serves southwestern Wyoming. The Public Service Commission of Wyoming was a party to the original agreement and is also considering Questar Gas's request to establish a new agreement.
About Questar Corporation: Questar is a Rockies-based integrated natural gas company with an enterprise value of about $5.5 billion, operating through three principal subsidiaries: Questar Gas distributes natural gas in Utah, Wyoming and Idaho; Wexpro Company develops and produces natural gas at cost-of-service for Questar Gas; and Questar Pipeline operates interstate natural gas pipelines and storage facilities in the western U.S.
This release may contain "forward-looking statements" as defined by applicable securities legislation. Forward-looking statements give expectations or forecasts of future events. Sometimes, but not always, these statements can be identified by such qualifying words such as "expect," "plan," "believe," or other words and terms that describe potential future operations of financial performance. Because these statements are based on current expectations and economic conditions, they involve uncertainties and risks and may turn out to be wrong. Actual results may differ materially based on: general economic conditions, including performance of financial markets and interest rates; changes in industry trends; changes in laws or regulations; and other factors, most of which are beyond Questar's control. Questar undertakes no obligation to publicly correct or update forward-looking statements in this or other documents, or on our website. All such statements are expressly qualified by this cautionary statement.

Questar Corporation
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Source: Questar Corporation

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